EXHIBIT 99.1

PAB Bankshares, Inc. Announces Second Quarter 2007 Dividend and Renewal of Stock Repurchase Program

VALDOSTA, Ga., May 23, 2007 (PRIME NEWSWIRE) -- On Tuesday, May 22, 2007, the Board of Directors for PAB Bankshares, Inc. (Nasdaq:PABK) approved a quarterly dividend in the amount of 14.5 cents ($0.145) per share payable on July 13, 2007 to the Company's stockholders of record on June 29, 2007. The second quarter dividend is consistent with the 14.5 cents ($0.145) per share dividend paid in the previous quarter, and it is a 7% increase compared to the 13.5 cents ($0.135) per share dividend paid for the second quarter of 2006.

The Company's Board of Directors also approved the renewal of the Company's stock repurchase program. Under the program, management is authorized to repurchase up to 300,000, or approximately 3.2%, of the Company's outstanding shares of common stock over the next twelve-month period. Although the Company may not repurchase all 300,000 shares within the allotted time period, the program will allow the Company to repurchase its shares as opportunities arise in open market transactions or solicited or unsolicited privately negotiated transactions at the Company's discretion. Over the previous twelve-month period, the Company was able to repurchase and cancel 122,125 shares of the Company's common stock at an average price of $19.57 through the open market and private transactions.

In connection with the stock repurchase program, the Company intends to adopt a stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 allows public companies to adopt written, pre-arranged stock trading plans when they do not have material, non-public information in their possession. The adoption of this stock trading plan will allow the Company to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

The stock repurchase program does not obligate the Company to acquire any particular amount of shares and the stock repurchase program may be suspended or discontinued at any time at the Company's discretion. Shares of stock repurchased under the program will be cancelled.

About PAB

The Company's sole operating subsidiary is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank was established in 1956 by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. The Bank operates in 20 branch offices and three loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. Prior to November 1, 2005, the Company's common stock was listed on the American Stock Exchange under the symbol PAB. More information on the Company is available on the Internet at www.pabbankshares.com.

Note to Investors

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our outlook on earnings and dividends, stock performance and stock repurchases are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "anticipate", "intend", "plan", "expect", "believe", "estimate", "could", "should", "will", and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans made by The Park Avenue Bank; (3) general economic conditions (both generally and in our markets) may be less favorable than expected, resulting in, among other things, a deterioration in credit quality, a reduction in demand for credit and/or a decline in real estate values; (4) legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than we can; (6) our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; (7) adverse changes may occur in the bond and equity markets; (8) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; (9) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; (10) economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and (11) the risk factors discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission (the "SEC"). The Company undertakes no obligation to revise these statements following the date of this press release.

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President &
           Chief Financial Officer
          (229) 241-2775, ext. 1717
          jayt@parkavebank.com